Exhibit 3.5
CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF
PETSMART, INC.
     PetSmart, Inc., a Delaware corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
     FIRST: The name of the Corporation is PetSmart, Inc.
     SECOND: The date on which the Corporation’s Certificate of Incorporation was originally filed with the Delaware Secretary of State is August 11, 1986.
     THIRD: The Board of Directors of the Corporation, acting in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Restated Certificate of Incorporation of the Corporation as follows:
     The first paragraph of Article IV shall be amended and restated to read in its entirety as follows:
     “This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is six hundred thirty-five million (635,000,000) shares. Six hundred twenty-five million (625,000,000) shares shall be Common Stock, each having a par value of one hundredth of one cent ($.0001). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one hundredth of one cent ($.0001).”
     FOURTH: Thereafter pursuant to a resolution of the Board of Directors this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     FIFTH: All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.
     In Witness Whereof, PetSmart, Inc. has caused this Certificate of Amendment to be signed by its Chairman and Chief Executive Officer and attested to by its Secretary in Phoenix, Arizona this 18th day of July, 2005.

Attest:	PETsMART, Inc.

/s/ Scott A. Crozier	/s/ Philip L. Francis

Scott A. Crozier	Philip L. Francis
Secretary	Chairman and Chief Executive Officer